Exhibit 99.1

WD-40 Company Reports First Quarter 2020 Financial Results

~ Management reiterates previously issued full fiscal year 2020 earnings guidance ~

SAN DIEGO – January 9, 2020 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its first fiscal quarter ended November 30, 2019.

Financial Highlights and Summary

•	Total net sales for the first quarter were $98.6 million, a decrease of 3 percent compared to the prior year fiscal quarter.
•

Translation of the Company’s foreign subsidiary results from their functional currencies to U.S. dollars had an unfavorable impact on sales for the first quarter.  On a constant currency basis, total net sales for the first quarter would have been  $100.8 million,  relatively constant compared to the prior year fiscal quarter.

•	Net income for the first quarter was $12.2 million, a decrease of 8 percent from the prior year fiscal quarter.
•	Diluted earnings per share were $0.88 compared to $0.95 in the prior year fiscal quarter.
•	Gross margin percentage was 54.3 percent compared to 55.1 percent in the prior year fiscal quarter.
•	Selling, general and administrative expenses were down $0.1 million in the first quarter to $32.6 million compared to the prior year fiscal quarter.
•	Advertising and sales promotion expenses were down 6 percent to $5.6 million compared to the prior year fiscal quarter.

"If you follow us quarter to quarter, you may not like our results this quarter,” said Garry Ridge, WD-40 Company’s chairman and chief executive officer. Our business is one in which fluctuations in the performance of our markets from quarter to quarter are not unusual.  That’s why we don’t issue quarterly guidance and why we frequently caution investors not to follow us too closely quarter to quarter.”

“We are playing the infinite game  which is why it’s more important for investors to understand that our long-term strategic drivers are performing in-line with our expectations, than it is for them to be concerned about the performance of a particular market or segment in a finite period.”

“Overall, we acknowledge that our first quarter does not reflect the revenue growth we would like to see in our business.  However, we expect a solid, steady year ahead as we continue to put our efforts behind the strategic initiatives we believe will help us achieve our ‘probably wrong and roughly right’ long-term revenue objectives,” Ridge concluded.

Net Sales by Segment (in thousands):

	Three Months Ended November 30,
	2019	2018	Change
Americas	$46,736	$47,791	(2)%
EMEA	39,245	38,745	1%
Asia-Pacific	12,575	14,746	(15)%
Total	$98,556	$101,282	(3)%

•	Net sales by segment as a percent of total net sales for the first quarter were as follows: for the Americas, 47 percent; for EMEA, 40 percent; for Asia-Pacific, 13 percent.

•

Net sales in the Americas decreased 2 percent in the first quarter primarily due to lower sales of maintenance products in the United States which decreased 2 percent compared to the prior year fiscal quarter. This sales decrease was primarily due to lower sales of WD-40 Specialist as a result of a lower level of promotional activities from period to period.  Sales of maintenance products in Canada and Latin America remained relatively constant from period to period.

•

Net sales in EMEA increased 1 percent in the first quarter primarily due to strong sales of 1001 Carpet Fresh in the United Kingdom which increased 30 percent compared to the prior year fiscal quarter.    This sales increase was primarily driven by the impacts of digital marketing associated with the brand.  Sales in EMEA also increased due to higher sales of WD-40 Specialist in the segment which increased 10 percent compared to the prior year fiscal quarter.  Changes in foreign currency exchange rates had an unfavorable impact on sales for the EMEA segment. On a constant currency basis, sales in EMEA would have increased by 6 percent compared to the prior year fiscal quarter.

•

Net sales in Asia-Pacific decreased 15 percent in the first quarter due to a 21 percent decrease in sales in the Asia-Pacific distributor markets and a 23 percent decrease in sales in China.  The decline in sales in both regions was attributable to the timing of customer orders from period to period. These declines were partially offset by higher sales in Australia which increased 5 percent compared to the prior year fiscal quarter.   Changes in foreign currency exchange rates had an unfavorable impact on sales for the Asia-Pacific segment. On a constant currency basis, Asia-Pacific would have decreased by 13 percent compared to the prior year fiscal quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended November 30,
	2019	2018	Change
Maintenance products	$89,670	$92,468	(3)%
Homecare and cleaning products	8,886	8,814	1%
Total	$98,556	$101,282	(3)%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, decreased 3 percent in the first quarter when compared to the prior year fiscal quarter.  This decrease was due primarily to lower sales of WD-40 Multi-Use Product within the Asia-Pacific segment.

•

Net sales of homecare and cleaning products increased 1 percent in the first quarter compared to the prior year fiscal quarter. Many of the Company’s homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company but are becoming a smaller part of the business as net sales of maintenance products grow in line with the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, December 10, 2019 a  quarterly dividend of $0.67 per share reflecting an increase of 10 percent over the previous quarter’s dividend. The quarterly dividend is payable on January 31,  2020 to stockholders of record at the close of business on January 17, 2020.

On June 19,  2018, the Company’s Board of Directors approved a share buy-back plan. Under the plan, which became effective on September 1, 2018, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2020. The timing and amount of repurchases are based on terms and conditions as may be acceptable to the Company’s Chief Executive Officer and Chief Financial Officer and in compliance with all laws and regulations applicable thereto. During the period from September 1, 2018 through November 30, 2019, the Company repurchased 202,755 shares at a total cost of $34.6 million under this $75.0 million plan.

Fiscal Year 2020 Guidance

The Company reiterates the following guidance for fiscal year 2020:

•	Net sales growth is projected to be between 3 and 7 percent with net sales expected to be between $436 million and $453 million.
•	Gross margin percentage for the full year is expected to be between 54 and 55 percent.
•	Advertising and promotion investments are projected to be between 5.5 and 6.0 percent of net sales.
•	The provision for income tax is expected to be between 20 and 22 percent.
•	Net income is projected to be between $65.0 million and $66.2 million.
•	Diluted earnings per share is expected to be between $4.74 and $4.83 based on an estimated 13.7 million weighted average shares outstanding.

This guidance is expressed in good faith and is believed by the Company to have a reasonable basis; however, it is not possible to predict with any reasonable degree of certainty the actual impact that fluctuating crude oil prices or foreign currency exchange rates may have on the Company’s fiscal year 2020 guidance.  This guidance does not include any future acquisitions or divestitures.

“Our guidance reflects the Company’s current view of the business,” said Jay Rembolt, WD-40 Company’s vice president and chief financial officer.  “The revenue softness we experienced in the first quarter was primarily driven by the timing of customer orders and we expect that sales activity will shift into later quarters.  We remain comfortable with our current guidance range and are reiterating it today.”

Webcast Information

As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $423.4 million in fiscal year 2019 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; and forecasted foreign currency exchange rates and commodity prices. Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2019, and in the Company’s Quarterly Report on Form 10-Q for the period ended November 30, 2019 which the Company expects to file with the SEC on January 9, 2020.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of January 9, 2020, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	November 30,	August 31,
	2019	2019
Assets
Current assets:
Cash and cash equivalents	$28,680	$27,233
Trade accounts receivable, less allowance for doubtful
accounts of $320 and $300 at November 30, 2019
and August 31, 2019, respectively	70,058	72,864
Inventories	43,703	40,682
Other current assets	6,783	7,216
Total current assets	149,224	147,995
Property and equipment, net	50,103	45,076
Goodwill	95,573	95,347
Other intangible assets, net	10,124	10,652
Operating lease right-of-use assets	8,734	-
Deferred tax assets, net	428	403
Other assets	3,305	3,189
Total assets	$317,491	$302,662

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$18,457	$18,727
Accrued liabilities	20,041	18,513
Accrued payroll and related expenses	13,361	15,301
Short-term borrowings	29,088	21,205
Income taxes payable	73	844
Total current liabilities	81,020	74,590
Long-term borrowings	61,152	60,221
Deferred tax liabilities, net	11,784	11,688
Long-term operating lease liabilities	7,084	-
Other long-term liabilities	10,459	10,688
Total liabilities	171,499	157,187

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,796,319 and 19,773,977 shares issued at November 30, 2019 and
August 31, 2019, respectively; and 13,714,203 and 13,718,661 shares
outstanding at November 30, 2019 and August 31, 2019, respectively	20	20
Additional paid-in capital	154,706	155,132
Retained earnings	377,848	374,060
Accumulated other comprehensive loss	(30,370)	(32,482)
Common stock held in treasury, at cost ― 6,082,116 and 6,055,316
shares at November 30, 2019 and August 31, 2019, respectively	(356,212)	(351,255)
Total shareholders' equity	145,992	145,475
Total liabilities and shareholders' equity	$317,491	$302,662

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended November 30,
	2019	2018

Net sales	$98,556	$101,282
Cost of products sold	45,013	45,451
Gross profit	53,543	55,831

Operating expenses:
Selling, general and administrative	32,599	32,731
Advertising and sales promotion	5,590	5,966
Amortization of definite-lived intangible assets	650	733
Total operating expenses	38,839	39,430

Income from operations	14,704	16,401

Other income (expense):
Interest income	25	51
Interest expense	(442)	(710)
Other income (expense), net	5	376
Income before income taxes	14,292	16,118
Provision for income taxes	2,098	2,839
Net income	$12,194	$13,279

Earnings per common share:
Basic	$0.88	$0.95
Diluted	$0.88	$0.95

Shares used in per share calculations:
Basic	13,714	13,846
Diluted	13,746	13,882

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Three Months Ended November 30,
	2019	2018
Operating activities:
Net income	$12,194	$13,279
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	1,957	1,925
Net gains on sales and disposals of property and equipment	(64)	(3)
Deferred income taxes	57	569
Stock-based compensation	2,214	1,965
Unrealized foreign currency exchange gains	394	210
Provision for bad debts	6	10
Changes in assets and liabilities:
Trade accounts receivable	3,630	(2,302)
Inventories	(2,358)	(2,851)
Other assets	462	8,037
Operating lease assets and liabilities, net	195	-
Accounts payable and accrued liabilities	(332)	(8,089)
Accrued payroll and related expenses	(2,234)	(3,310)
Other long-term liabilities and income taxes payable	(915)	(431)
Net cash provided by operating activities	15,206	9,009

Investing activities:
Purchases of property and equipment	(5,965)	(1,292)
Proceeds from sales of property and equipment	195	58
Net cash used in investing activities	(5,770)	(1,234)

Financing activities:
Treasury stock purchases	(4,957)	(6,863)
Dividends paid	(8,406)	(7,522)
Repayments of long-term senior notes	(400)	(400)
Net proceeds (repayments) of revolving credit facility	7,883	(6,938)
Shares withheld to cover taxes upon conversions of equity awards	(2,640)	(2,425)
Net cash used in financing activities	(8,520)	(24,148)
Effect of exchange rate changes on cash and cash equivalents	531	(919)
Net increase (decrease) in cash and cash equivalents	1,447	(17,292)
Cash and cash equivalents at beginning of period	27,233	48,866
Cash and cash equivalents at end of period	$28,680	$31,574